                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
  [x]   Preliminary proxy statement      [  ] Confidential, for Use of the
                                              Commission Only
  [  ]  Definitive proxy statement            (as permitted by Rule 14a-6(e)(2))
  [  ]  Definitive additional materials
  [  ]  Soliciting material pursuant to
        Rule 14a-11(c) or Rule 14a-12

                          MICROTEL INTERNATIONAL, INC.
                          ----------------------------
                (Name of Registrant as Specified in Its Charter)

     ----------------------------------------------------------------------
     (Name of Persons Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
     [x]   No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

           (1) Title of each class of securities to which transaction applies:
           (2) Aggregate number of securities to which transaction applies:
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           (4) Proposed maximum aggregate value of transaction: (5) Total fee paid:

     [ ]   Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)  Amount previously paid:
           (2)  Form, schedule or registration statement no.:
           (3)  Filing party:
           (4)  Date filed:

                          MICROTEL INTERNATIONAL, INC.
                            4290 EAST BRICKELL STREET
                            ONTARIO, CALIFORNIA 91761
                                 (909) 456-4321


                                 MARCH 11, 1999


                          CONSENT SOLICITATION STATEMENT


TO THE STOCKHOLDERS OF MICROTEL INTERNTIONAL, INC.:

         This Consent Solicitation Statement and the accompanying consent form (the "Consent Solicitation") are furnished in connection with the solicitation of stockholder consents by the Board of Directors of MicroTel International, Inc. (the "Company"), in lieu of a meeting of stockholders, for approval by the stockholders of the issuance by the Company of the Company's Series A convertible preferred stock (the "Preferred Stock") as described herein. See "THE PROPOSAL."

                          SUMMARY OF CONSENT PROCEDURE

         Under Section 228 of the Delaware General Corporation Law (the "DGCL"), any action permitted to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice must be given to those stockholders who have not consented in writing. If the actions described herein are taken, the Company will promptly notify the stockholders who have not consented to the actions taken as required by Delaware Law. Stockholders will not have dissenter's rights of appraisal with respect to this Consent Solicitation.

         Holders of record of the Company's common stock, par value $0.0033 per share (the "Common Stock"), at the close of business on March 4, 1999 (the "Record Date"), are entitled to consent, withhold consent, or abstain with respect to, the proposed approval of the issuance of the Preferred Stock by executing and submitting the accompanying consent form. On the close of business on March 4, 1999, the Company had outstanding 15,325,546 shares of Common Stock. Each share of Common Stock is entitled to one vote with respect to this Consent Solicitation. Consents evidencing a majority of the outstanding shares of the Common Stock on the Record Date are required to approve the issuance of the Preferred Stock.

         This Consent Solicitation will terminate on March 31, 1999 or such other date in the discretion of the Company. All consent forms must be submitted on or prior to that date. Any action other than the delivery of a properly executed consent form prior to March 31, 1999, including abstentions will have the same effect as if consent to the proposed amendment was explicitly withheld. A consent form executed by a stockholder may be revoked at any time prior to March 31, 1999 provided that a written, dated revocation is executed and delivered to the Company. A revocation may be in any written form validly signed by the stockholder as long as it clearly states that the consent form previously submitted is no longer effective. The revocation should be addressed to James P. Butler, Chief Financial Officer, MicroTel International, Inc., 4290 East Brickell Street, Ontario, California 91761.

         These consent solicitation materials are being mailed to stockholders on or about March 11, 1999. Executed consent forms should be returned to MicroTel International, Inc., Attn: James P. Butler, Chief Financial Officer, 4290 East Brickell Street, Ontario, California 91761. Questions regarding this Consent Solicitation should be directed to either Carmine T. Oliva, Chief Executive Officer or James P. Butler, Chief Financial Officer at the Company's address shown herein or via telephone to (909) 456-4321.

                                  THE PROPOSAL

BACKGROUND

         In June 1998 the Company sold 50 shares of the Preferred Stock at $10,000 per share to one institutional investor. On July 8, 1998, the Company sold an additional 150 shares of Preferred Stock at the same per share price to two other institutional investors. Before the Preferred Stock was sold, the Company had been in default for approximately six months on its existing bank debt. The Preferred Stock was sold to raise equity capital and thereby permit the Company to refinance its indebtedness. The Preferred Stock was issued pursuant to provisions of the Company's Certificate of Incorporation providing for such Preferred Stock and did not require shareholder approval as a matter of state law.

         The Company received net proceeds totaling approximately $1,847,000 after deduction of commissions and transaction-related expenses, and utilized such proceeds for working capital. The Preferred Stock was initially convertible into the Common Stock of the Company at the option of the holder thereof at any time after the ninetieth (90th) day of issuance thereof at the conversion price per share of Preferred Share equal to $10,000 divided by the lesser of (x) $1.25 and (y) One Hundred Percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty (40) trading days prior to the exercise date of any such conversion. No more than 20% of the aggregate number of shares of Preferred Stock originally purchased and owned by any single entity could be converted in any thirty (30) day period after the ninetieth (90th) day of issuance. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Company's Common Stock, an amount per share equal to $10,000 for each outstanding share of Preferred Stock. Any unconverted shares of Preferred Stock may be redeemed at the option of the Company for cash at a per share price equal to $11,500 per share and any shares of Preferred

Stock which remain outstanding as of May 22, 2003 are subject to mandatory redemption by the Company at the same per-share redemption price.

         On October 5, 1998, the Company's registration statement on Form S-1 which registered the common stock underlying the Preferred Shares was declared effective.

         The Company's Common Stock is quoted on the Nasdaq SmallCapSM Market ("Nasdaq") which requires listed companies to adhere to certain rules (the "Marketplace Rules") in order to maintain their continued listing. Marketplace Rule 4310(25)(H)(i)(d)(2) provides that the Company obtain shareholder approval "in connection with a transaction other than a public offering involving:...the sale or issuance by the company of...securities convertible into...common stock...equal to 20 percent or more of the common stock or 20 percent or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock."

         The conversion of all shares of the Preferred Stock would result in the issuance of the Company's Common Stock representing more than 20 percent of the Common Stock outstanding before the issuance of the Preferred Stock. Accordingly, the Company is deficient with respect to Marketplace Rule 4310(25)(H)(i)(d)(2).

         Following the Company's announcement of the sale of the Preferred Stock, the trading price of the Company's Common Stock declined below the minimum bid requirement of $1.00 per share required by Nasdaq where it remained until January 14, 1999. If the Company is unable to satisfy Nasdaq's minimum bid maintenance criteria and cure its deficiency with regard to the issuance of the Preferred Stock, its securities may be delisted from Nasdaq. In such an event, trading in the Company's securities would thereafter be conducted in the over-the-counter market in the "pink sheets" or on the NASD's "OTC Bulletin Board." As a consequence of such delisting, the Company may find it more difficult to obtain capital through an equity offering of its stock and the trading price of the Common Stock may suffer a significant decline.

PRESENT SITUATION

         On January 22, 1999, the Company attended a hearing conducted by Nasdaq with respect to the Company's failure to maintain continued listing requirements at which the Company presented its plan to regain compliance. On February 17,1999, the Company received written notice from Nasdaq that its Common Stock would continue to be listed for an interim period (the "Exception Period") during which the Company must cure its deficiencies in order to remain listed.

         On February 22, 1999, the Board of Directors adopted resolutions declaring it advisable and in the best interests of the stockholders of the Company to submit to the holders of the Common Stock a proposal to approve the issuance of the Preferred Stock. If the proposal is approved, the Company will be in compliance with Marketplace Rule 4310(25)(H)(i)(d)(2).

PURPOSE AND EFFECT OF THE ISSUANCE OF THE PREFERRED STOCK

         In order to continue to operate, it was necessary for the Company to refinance the existing domestic bank debt, which refinancing required that the Company raise certain equity capital. Accordingly, the Company entered into the transaction to sell the Preferred Stock. The Company's Board of Directors believes that the sale of the Preferred Stock was in the best interest of the Company and its shareholders under such circumstances. The exigent nature of the Company's then financial condition did not allow it sufficient time to solicit the consent of the holders of the Common Stock prior to the sale of the Preferred Stock in compliance with the related Marketplace Rule. Further, the Company did not contemplate the substantial decline which occurred in the trading price of the Common Stock following the announcement of the sale thereof, which decline created the potential for conversion of the Preferred Stock into an amount of Common Stock in excess of 20 percent of the amount of such stock outstanding prior to the sale of the Preferred Stock. In November 1998, the Company negotiated an agreement with the holders of the Preferred Stock which established new terms for the conversion of the Preferred Stock which assured that the number of shares of Common Stock to be issued upon conversion of the Preferred Stock would exceed the requirement set forth in the Marketplace Rules.

         If the proposal is approved on or before March 31, 1999 by a majority of shares outstanding, the Company will be in compliance with the Marketplace Rules and, assuming it can meet the minimum bid requirements during the Exception Period, its Common Stock will continue to be listed on Nasdaq. IF THE PROPOSAL IS NOT APPROVED, THE COMMON STOCK WILL LIKELY BE DELISTED FROM NASDAQ. The Board of Directors believes approval of the issuance of the Preferred Stock is advisable and in the best interest of stockholders because it will help insure that the Company's Common Stock continues to be listed with Nasdaq.

         Therefore, the Company is in favor of the proposal and recommends the execution of the Consent.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         As of the Record Date, there were 15,325,546 outstanding shares of Common Stock, each entitled to one vote on the matter put to a vote of the stockholders of the Company.

         Holders of Common Stock entitled to vote were calculated, as of the Record Date, to determine the number of shares constituting a majority of the outstanding shares of Common Stock (required to approve the Written Consent).

         The following table sets forth, as of March 1, 1999, the number of shares of Common Stock (and the percentage of the Company's Common Stock) beneficially owned by (i) each person known (based solely on Schedules 13D or 13G filed with the Securities and Exchange Commission) (the "Commission") to the Company to be the beneficial owner of more than five percent (5%) of the Common Stock, (ii) each director of the Company, (iii) each of the named executive officers of the Company; and (iv) all directors and executive officers as a group (based upon information furnished by such persons). Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security. In general, a person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.


    NAME AND ADDRESS                         NUMBER OF SHARES
   OF BENEFICIAL OWNER                    BENEFICIALLY OWNED  (1)      PERCENT OF CLASS  (1)
-------------------------                 -----------------------      ---------------------
Robert J. Bertrand and                             845,106 (2)                   5.51%
Dorcas L. Bertrand (3)
851 Arbolando Drive
Fullerton, CA 92835

Carmine T. Oliva (3), (4), (5)                   1,863,422 (6)                  12.16%
c/o MicroTel International, Inc.
4290 East Brickell Street
Ontario, CA 91761

Laurence P. Finnegan, Jr. (4)                      132,349 (7)                    (11)
3 Woods Lane
Ambler, PA 19002

Robert Runyon (4)                                  327,302 (8)                   2.14%
10 Eagle Claw Drive
Hilton Head, SC 29926

David A. Barrett (4)                               268,471 (9)                   1.75%
7 Barnabas Road
Marion, MA 02738

James P. Butler (5)                                115,000 (10)                   (11)
7716 E. Fieldcrest Lane
Orange, CA 92869

All executive
officers and directors as a group
(5 persons)                                      2,706,544                      17.66%

---------------------------------------------------------------
(1) Includes shares of MicroTel Common Stock underlying the warrants, options and convertible securities outstanding and held by the beneficial owner with respect to whom the calculation is made, but does not include shares of Common Stock that may be acquired within more than 60 days after March 11, 1999 upon the exercise or conversion of such warrants, options or convertible securities.

(2) Includes 595,106 shares held by the Bertrand Family Trust of which Mr. Bertrand and his wife are trustees, as well as 250,000 shares which will be issuable upon the exercise of MicroTel warrants to a corporation owned by Mr. Bertrand.

(3)      Beneficial owner of 5% or more.

(4)      Director of the Company.

(5)      Officer of the Company.

(6) Includes 478,670 shares held jointly by Mr. Oliva and his wife, as well as 81,889 shares held individually by Mr. Oliva's wife. Also includes 760,749 shares, issuable to Mr. Oliva upon the exercise of MicroTel options and warrants.

(7) Includes 4,789 shares held jointly by Mr. Finnegan and his wife, and 88,178 shares issuable to Mr. Finnegan upon the exercise of MicroTel options and warrants.

(8) Includes 147,217 shares issuable to Mr. Runyon upon the exercise of MicroTel options and warrants.

(9) Includes 91,807 shares issuable to Mr. Barrett upon the exercise of MicroTel options and warrants; 43,639 shares held by various trusts of which Mr. Barrett is the trustee, and members of Mr. Barrett's immediate family are beneficiaries; and 4,595 shares held by Mr. Barrett's wife.

(10) Represents 115,000 shares issuable to Mr. Butler upon the exercise of MicroTel options.

(11)     Less than 1%.

              INTEREST OF CERTAIN PERSONS AND SOLICIATION EXPENSES

         The Company is soliciting this Consent Solicitation and the share ownership of the directors, officers and control persons of the Company set forth under "Voting Securities and Principal Holders Thereof", which aggregates 2,699,041 shares, will be voted FOR the Proposal. The expense of soliciting consent pursuant to this Consent Solicitation including attorneys fees and postage aggregating approximately $5,000 will be paid by the Company. Solicitations will be made primarily thought the use of the mails. In addition, after a copy of this Consent Solicitation is provided by mail to stockholders, some of the officers and directors of the Company may solicit consents personally, by telephone and by mail, if deemed appropriate.

                             STOCKHOLDERS' PROPOSALS

         It is anticipated that the Company's next Annual Meeting of Stockholders will be held in June 1999. Stockholders who seek to present proposals at the Company's Annual Meeting of Stockholders must have submitted their proposals to the Secretary of the Company on or before March 1, 1999. Such proposals should be addressed to the Secretary, MicroTel International, Inc., 4290 East Brickell Street, Ontario, CA 91761.

                         FINANCIAL AND OTHER INFORMATION

         The information required pursuant to Item 13(a) is hereby incorporated by reference from the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998 and the Company's Annual Report on Form 10-K for the year ended December 31, 1997, both of which have been filed with the Securities and Exchange Commission.

         The Company will provide any documents incorporated herein by reference at the request of the stockholder. Requests for such documents should be directed to , MicroTel International, Inc. Attn: James P. Butler, Chief Financial Officer, 4290 East Brickell Street, Ontario, CA 91761.

                                           By order of the Board of Directors


                                          James P. Butler
                                          Chief Financial Officer

         Dated:   March 11, 1999          MICROTEL INTERNATIONAL, INC.

MICROTEL INTERNATIONAL, INC.                                      CONSENT FORM



           WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF SPECIAL MEETING


         The undersigned, a stockholder of record of MicroTel International, Inc. (the "Company") as of the close of business on March 4, 1999, hereby takes the following action, with respect to all stock of the Company held by the undersigned, in connection with the solicitation by the Board of Directors of the Company of written consents, pursuant to Section 228 of the Delaware General Corporation Law, to the "The Proposal" which involves approval of the issuance of the Company's Series A Preferred Stock described in the Company's Consent Solicitation Statement, dated March 11, 1999, without a meeting:

                      (Place an "X" in the appropriate box)

                  CONSENT [ ] CONSENT WITHHELD [ ] ABSTAIN [ ]

         If no box is marked with respect to the action described above, the undersigned will be deemed to have consented to the proposed amendment.

                               Dated: ________________________, 1999



                               ------------------------------------
                               Signature(s)

                               Please sign as registered and return
                               promptly in the enclosed envelope.
                               Executors, trustees and others signing
                               in a representative capacity should
                               include their names and the capacity in
                               which they sign.